FIRST AMENDMENT TO THE
                           Master Custodian AGREEMENT

This First Amendment ("Amendment") to that certain Master Custodian Agreement ("Agreement") dated June 22, 2001 by and between The Nottingham Management Company ("Administrator"), a North Carolina corporation, on behalf of those business companies and trusts listed on Exhibit A of the Agreement, as amended (individually, a "Trust" and collectively the "Trusts"), and Wachovia Bank, NATIONAL ASSOCIATION (successor by merger to First Union National Bank) ("Bank") is made and entered into this 7th day of March, 2005.

WHEREAS, the Administrator and the Bank wish to make explicit the confidentiality obligations that the parties have previously understood to be required by the Agreement and the Individual Custodian Agreements that may be in effect from time to time;

NOW THEREFORE, the Administrator and the Bank do mutually promise and agree as follows:

1. The Bank agrees, on behalf of itself and its officers, directors, agents and employees, to treat as confidential all records and other information relative to each Trust and to not use such records and information for any purpose other than performance of its responsibilities and duties under the Agreement, and the Individual Custodian Agreements, except after prior notification to and approval in writing by the appropriate Trust. Notwithstanding the forgoing, the Bank may divulge such confidential records and information where the Bank (i) in good faith believes it may be exposed to civil or criminal contempt proceedings for failure to comply,
     (ii) when requested by duly constituted authorities, (iii) when so requested by the Trust's investment adviser(s), administrator, transfer agent, outside legal counsel or independent public accountants, or (iv) when so requested by the appropriate Trust. For purposes of this section, the following records and other information shall not be considered confidential: (a) any record or other information which is or becomes publicly available through no fault of the Bank; (b) any record and other information which is released by the Trust in a public release; (c) any record or other information which is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or
     (d) any record or other information previously known by the Bank.

2. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.


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IN WITNESS  WHEREOF,  the parties have  executed  this  Amendment as of the date first written above.

THE NOTTINGHAM MANAGEMENT COMPANY

By:  /s/ C. Frank Watson III
     __________________________
     C. Frank Watson III
     President


WACHOVIA BANK, NATIONAL ASSOCIATION

By:    /s/ Paul J. Rucci
       __________________________
Name:  Paul J. Rucci
Title: Director